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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549

                                    FORM 8-K

                       Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934

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        Date of Report (Date of earliest event reported): June 21, 1995

                        VENTURA ENTERTAINMENT GROUP LTD.
           (Exact name of registrant as specified in its charter)

          Delaware                       95-4165135                    0-17349
(State or other jurisdiction of       (I.R.S. Employer              (Commission
 incorporation or organization)       Identification No.)           File Number)

11466 San Vicente Boulevard, Los Angeles, California    90049
(Address of principal executive offices)             (Zip code)

       Registrant's telephone number, including area code: (310) 820-0607

       (Former name or former address, if changed since last report): N/A

                                      -1-

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Item 1. Changes in Control of Registrant

On June 7, 1995 the Board of Directors of Ventura Entertainment Group Ltd. accepted a proposal from Trivest Financial Services Corp. to provide Ventura with a $7.5 million financing package which included $6.5 million in equity and $1 million in debt. The proposal contained certain conditions which Ventura needed to fulfill before funding would commence.

On June 16, 1995 the Board of Directors took actions regarding each condition referred to above and was informed by Trivest that all conditions were satisfactorily met. On June 16, 1995 initial funding of the first $2 million of equity was received.

The agreement with Trivest provides for $2 million to be received for 4,000,000 shares of Ventura common stock in June 1995 and $1 million in debt in the form of a two-year unsecured note. An additional $4.5 million will be provided in July 1995 for 9 million shares of Ventura common stock. When this financing is completed, Trivest will own in excess of 50% of the common shares outstanding.

Trivest has stated that the funds being provided to Ventura are from working capital.

A director of Ventura, Mr. Coy Eklund is the CEO of Trivest and Mr. Carleton Burtt, the Chief Operating Officer of Ventura is also the President of Trivest.

Item 7. Financial Statements and Exhibits

Financial statements required by Regulation S-X will be filed with an amendments to this form 8-K.

(c)  Exhibits:
     Letter from Trivest Financial Services Corp. Dated June 3, 1995. Press release of Ventura Entertainment Group. Ltd. dated June 8, 1995.


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            VENTURA ENTERTAINMENT GROUP LTD.

                                            By: David H. Ward
                                                --------------------------------
                                                David H. Ward
                                                Chief Financial Officer

Dated: June 21, 1995